File No. 70-8839

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
              Post Effective Amendment No. 3 to the
                           Form U-1/A
               ___________________________________

                     APPLICATION-DECLARATION
                              under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
               ___________________________________

                       Entergy Corporation
                        639 Loyola Avenue
                     New Orleans, LA  70113

       (Name of company filing this statement and address
                 of principal executive offices)
               ___________________________________

                       Entergy Corporation
     (Name of top registered holding company parent of each
                     applicant or declarant)
               ___________________________________


     J. Wayne Leonard                     Steven C. McNeal
     Chairman of the Board, President     Vice President and Treasurer
     and Chief Executive Officer          Entergy Corporation
     Entergy Corporation                  639 Loyola Avenue
     639 Loyola Avenue                    New Orleans, LA 70113
     New Orleans, LA  70113


           (Names and addresses of agents for service)
               ___________________________________

     The Commission is also requested to send copies of any communications in connection with this matter to:


                           Ann G. Roy, Esq.
                        Entergy Services, Inc.
                          639 Loyola Avenue
                        New Orleans, LA 70113

Item I.   Description of the Proposed Transactions

      Item 1, paragraph 1.1 is amended by deleting in the 6th line, "December 31, 2000" and inserting "December 31, 2005".

   D. Compliance with Rules 53 and 54.

   The proposed transactions are also subject to Rule 54. In determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of capitalization or earnings of any subsidiary which is an EWG or FUCO upon the registered holding company system if Rule 53(a), (b) and (c) are satisfied. In that regard, assuming consummation of the transactions proposed in this application, all of the conditions set forth in Rule 53(a) are and will be satisfied and none of the conditions set forth in Rule 53(b) exists or, as a result thereof, will exist.

   Entergy's "aggregate investment" in EWGs and FUCOs was approximately representing 40.2% of Entergy's consolidated retained earnings as of March 31, 2000 was $112,322,020. Furthermore, Entergy has complied with and will continue to comply with the record keeping requirements of Rule 53(a)(2) concerning affiliated EWGs and FUCOs. In addition, as required by Rule 53(a)(3), no more than 2% of the employees of Entergy's domestic public utility subsidiary companies would render services to affiliated EWGs and FUCOs. Finally, none of the conditions set forth in Rule 53(b), under which the provisions of Rule 53 would not be available, have been met.

Item 2.   Fees, Commissions and Expenses

      Item 2 is supplemented by the following paragraph:

      All additional expenses related to the additional shares of common stock are not expected to deviate materially from those fees and expenses customarily incurred in connection with similar plans. The Company will disclose such additional fees and expenses in a certificate filed pursuant to Rule 24 under the Act.

Item 5.   Procedure

      Item 5, is deleted in its entirety and restated as follows:

      The Company requests that the Commission's notice of proposed transactions published pursuant to Rule 23(e) be issued by July 14, 2000.

      The Company further requests that the Commission's order permitting the Application-Declaration to become effective issue by October 1, 2000 with respect to the transactions described herein, so that the Company will be in a position to issue the additional shares to Participants commencing as soon thereafter as practicable.

      The Company hereby waives a recommended decision by a hearing officer or any other responsible officer of the Commission and hereby consents that the Division of Investment Management may assist in the preparation of the Commission's decisions and/or order in this matter.

Item 6Exhibits and Financial Statements

      Item 6 is amended to include the following:


       F-2         Opinion of Ann G. Roy, Esq. Assistant General
                   Counsel, Corporate & Securities, Entergy
                   Services, Inc.

       H-2         Suggested form of Supplemental Notice of
                   Proposed Transaction in the Federal Register

                            SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Application/Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

                                 ENTERGY CORPORATION


                            By:       /s/ Steven C. McNeal
                                         Steven C. McNeal
                                   Vice President and Treasurer


Dated: June 27, 2000